                                                                                                                                                                                                                                                                           Exhibit 99.1

From: Bailey, Clarke
Sent: Thursday, November 20, 2008 6:07 PM
To: tom.costabile@edcllc.com
Subject: Highly Confidential: Follow Up

Tommy,

As a follow up to our conversation this afternoon, I thought that I would summarize my concerns and clarify a few issues.  Suffice it to say the last several days have been very disappointing.  Your performance yesterday during the Operations review meeting was unacceptable.  During that meeting you informed us that the latest view for the units to be manufactured in the month of December had slipped to 11 mm but could not tell us how that related to the forecast for the same month.  As you know, if we do not achieve our forecast we are at risk of violating the escrow covenant contained in the Amendment to the Loan Agreement.  Not closing the Sapphire transaction would be disastrous for EDC LLC.  Therefore it is critical that we know where we stand at all times with regard to this important metric, something you were unable to do.

I along with all members of the senior team also have grave reservations about your lack of performance regarding the tasks listed on the Sapphire Time and Responsibility Schedule.  During our call today it was apparent that many tasks did not have definitive deadlines, you were unaware of the status of the items and the plan to achieve many tasks was unclear or not defined at all. In addition you reported to the team that no task on the IT roadmaps were behind schedule.  I asked that you send me the IT roadmaps which you did.  In a follow up conversation I ask you how one would know if the items were completed and the answer you gave me were the ones with the check marks.  When I pointed out that several items with due dates well before today did not have checkmarks, you told me that you were only guessing.  It is difficult for me to work with a team member who guesses and does not give accurate answers. Finally, the time to review your list took one and half hours, when it should have taken less than 30 minutes.

In addition, I am very concerned about your lack of honesty beginning with the numerous personal items contained on your expense reports. Of greatest concern is the storage facility that contains mostly personal items for you and Jim Caparro which EDC has been paying for close to three and a half years, along your false yet vehement denial of statements made to Mike Klinger last night. These are not isolated, but only recent events

In response to your question as to whether I want you to quit your job, I need to know whether you can successfully and honestly discharge your duties.  On numerous occasions you have indicated to members of the senior management that you have several job offers at substantially more than your current compensation.  Obviously, the lack of 100% commitment to EDC LLC is troubling.  You agreed to seek counsel from your wife and lawyer before responding to me next week.

Once again the successful completion of the Sapphire transaction is paramount in eliminating close to two thirds of EDC LLC debt, solving the issue of the US operations reporting losses in 2009 and prolonging the life of the European Operations.  The team is working hard and accomplishing tasks to ensure that this transaction occurs and I need to know that you are willing to do the same.  I look forward to our conversation next week.

Clarke

___________________________

Chairman and Interim CEO